Exhibit 23.1

Somekh Chaikin

17 Ha’arba’a Street, PO Box 609

KPMG Millennium Tower

Tel Aviv 6100601, Israel

+972 3 684 8000

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 4, 2025, with respect to the consolidated financial statements of IR-Med Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin
Somekh Chaikin

Member Firm of KPMG International

Tel Aviv, Israel

May 21, 2025